Xos, Inc. Appoints Automotive Veteran John Smith to its
Board of Directors

Former General Motors Group Vice President brings decades of global automotive, strategy, and governance experience as Xos scales MDXT and charging solutions

Los Angeles, August 22, 2025 — Xos, Inc., a leading manufacturer of medium‑duty electric vehicles and mobile charging solutions, today announced that John F Smith has been appointed to the Company’s Board of Directors, effective August 18, 2025. With Mr. Smith’s appointment, the Board has increased from eight to nine directors. Mr. Smith has been designated a Class I director and will serve until Xos’s 2028 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. He has also been appointed to the Board’s Audit Committee.
Mr. Smith is Principal of Eagle Advisors LLC, a strategy development and performance-improvement consultancy he founded in 2011. He has served on the board of TI Fluid Systems plc, American Axle & Manufacturing, Covisint Corp, where he was Chairman until its sale in 2017, and CEVA Logistics. Mr. Smith retired as Group Vice President, Corporate Planning and Alliances, at General Motors after more than forty-two years with the company.
“John’s track record across OEM strategy, alliances, and supply‑chain leadership is a powerful complement to our Board as we scale MDXT production, expand our Xos Hub deployments, and deepen collaborations with strategic partners,” said Dakota Semler, Co‑Founder and Chief Executive Officer of Xos. “His governance experience and operating rigor will be invaluable as we continue to execute and build durable, profitable growth.”
“I’m honored to join Xos at such a pivotal time,” said Mr. Smith. “The team’s focus on medium‑duty applications, pragmatic electrification, and flexible charging solutions positions the Company to serve a broad share of the commercial market. I look forward to supporting Xos’s next phase of operational scaling and customer adoption.”
About John Smith
•Principal, Eagle Advisors LLC (2011–present)
•Former Director, TI Fluid Systems plc (2017-2025), American Axle & Manufacturing (2011–2025); Covisint Corp (Chairman until 2017); CEVA Logistics (2013–2019)
•Former Group Vice President, Corporate Planning and Alliances, General Motors (1968-2010)
About Xos, Inc.
Xos, Inc. (NASDAQ: XOS) is a U.S.-based manufacturer of medium‑duty battery‑electric vehicles and mobile energy solutions that help fleets accelerate their transition to zero‑emission operations. Xos designs and builds commercial vehicles including the Xos MDXT chassis cab and Xos Step Van, and deploys charging and energy products such as the Xos Hub, a mobile charging and energy storage platform. Xos serves customers across parcel delivery, food & beverage, cash‑in‑transit, government, and vocational applications. Founded in 2015, Xos is headquartered in Los Angeles with production operations in Tennessee. For more information, visit xostrucks.com.
Forward‑Looking Statements
This press release contains “forward‑looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Xos’s strategy, operational scaling, growth prospects, partnerships, and market opportunities. Forward‑looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that could cause actual results to differ are detailed from time to time in Xos’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors.” Forward‑looking statements speak only as of the date of this release, and Xos undertakes no obligation to update any forward‑looking statements, except as required by law.

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